Exhibit 99.1

iParty Corp. Reports Transaction Value of Approximately $35 Million

DEDHAM, Mass.--(BUSINESS WIRE)--March 4, 2013--iParty Corp. (NYSE MKT: IPT - news), a leading party goods retailer with a strong presence in New England, announced on Friday, March 1, 2013 that it had entered into a definitive merger agreement under which Party City Holdings Inc. will acquire iParty in an all cash transaction.

The transaction has an expected enterprise value of approximately $35 Million, excluding deal expenses, comprised of:

  a total equity value of approximately $29 Million for all of the outstanding Common Stock and Preferred Stock, as follows:
    acquisition of Preferred Stock for approximately $17 Million; and
    acquisition of Common Stock (inclusive of options, less exercise prices) for approximately $12 Million.
  assumption of net debt estimated at approximately $6 Million.

Preferred Stockholders will receive the greater of their respective liquidation values and their Common Stock conversion values and Common Stockholders will receive $0.45 per share. The purchase price for iParty Common Stock represents a 200% premium over the closing price of iParty Common Stock as of February 28, 2013, the day before the announcement of the transaction.

The transaction, which is currently expected to close during the second quarter of 2013, is subject to customary closing conditions, including approval by iParty’s shareholders.

Moelis & Company LLC acted as financial advisor and Ropes & Gray LLP acted as legal advisor to Party City on this transaction.

Raymond James & Associates, Inc. acted as financial advisor to iParty on this transaction and Posternak Blankstein & Lund LLP acted as legal advisor.

About Party City

Party City Holdings Inc. designs, manufactures, contracts for manufacture and distributes party goods, including paper and plastic tableware, metallic balloons, accessories, novelties, gifts, stationery and Halloween costumes, and is North America’s No. 1 party retailer with more than 750 company-owned and franchise locations throughout the United States, Canada and Puerto Rico. Headquartered in Rockaway, N.J., Party City became part of the Amscan Holdings, Inc., family in 2005. With Amscan’s worldwide facilities in Asia, Europe and Australia, as well as distribution centers in the Americas, the merger has made it possible to design, manufacture and distribute products in the United States and overseas. The vision of providing more party for less has made Party City the largest specialty party retailer and premiere Halloween destination in North America. Please visit our site at www.partycity.com

About iParty Corp.

Headquartered in Dedham, Massachusetts, iParty Corp. is a party goods retailer that operates 54 iParty retail stores in New England and Florida and an internet site (www.iparty.com) for costume and related goods and party planning. iParty’s aim is to make throwing a successful event both stress-free and fun. With an extensive assortment of party supplies and costumes in our stores and available at our online store, iParty offers consumers a sophisticated, yet fun and easy-to-use, resource to help them customize any party, including birthday bashes, Easter get-togethers, graduation parties, summer barbecues and, of course, Halloween. In addition to the extensive assortment of costume and related merchandise available through iParty’s internet site our web site focuses on increasing customer visits to our retail stores by highlighting the ever changing store product assortment for all occasions and seasons and featuring sales flyers, enter-to-win contests, monthly coupons and ideas and themes offering consumers an easy and fun approach to any party. iParty aims to offer reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion. Please visit our site at www.iparty.com.

Additional Information and Where You Can Find It

In connection with the proposed transaction, iParty will file a proxy statement and other relevant documents concerning the proposed transaction with the SEC. Investors and security holders of iParty are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available, because they will contain important information about iParty and the proposed transaction that should be considered before making a decision about the merger.

The proxy statement (when it becomes available) and any other documents filed by iParty with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by iParty by contacting David Robertson, iParty 's Chief Financial Officer, at 781-355-3770.

iParty and its directors and certain executive officers may, under SEC rules, be deemed to be participants in the solicitation of proxies from iParty’s shareholders in connection with the transaction. Information regarding the directors and executive officers and their respective interests in the Company by security holdings or otherwise is included in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of iParty’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: conditions to the closing may not be satisfied and the transaction may involve unexpected costs, liabilities or delays any of which could cause the transaction not to be consummated and those risks and uncertainties set forth in iParty’s filings with the SEC. For a more detailed discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” of iParty's most recently filed Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our other periodic reports filed with the SEC. iParty is providing this information as of this date, and does not undertake to update the information included in this press release, whether as a result of new information, future events or otherwise.

CONTACT:
iParty Corp.
David Robertson,
Chief Financial Officer
781-355-3770
drobertson@iparty.com
or
Party City
Robin Weinberg/Devin Broda
Sard Verbinnen & Co.
212-687-8080